 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

TEMPLETON GROWTH FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary proxy materials.

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Templeton Growth Fund, Inc.
300 S.E. 2nd Street
Fort Lauderdale, Florida 33301-1923

The control number below will allow you to access proxy information online for all your investments connected with this Special Meeting of Shareholders. To access your proxy please log on to:

www.proxyonline.com/FT

YOUR CONTROL NUMBER IS:

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING
OF SHAREHOLDERS SCHEDULED TO BE HELD ON OCTOBER 30, 2017

Dear Shareholder,

Notice is hereby given for the Special Meeting of Shareholders (the “Meeting”) of above-referenced fund (the “Fund”) to be held the offices of Franklin Templeton Investments, 300 S.E. 2nd Street, Fort Lauderdale, Florida 33301-1923 on October 30, 2017, at 11:00 a.m., Eastern time, or as adjourned.

During the Meeting, shareholders of the Fund will vote on the following Proposals and Sub-Proposals:

1.	To elect a Board of Directors of the Fund;

2.	To approve amendments to certain fundamental investment restrictions of the Fund (includes five (5) Sub-Proposals) as follows:

a.	To amend the fundamental investment restriction regarding borrowing;

b.	To amend the fundamental investment restriction regarding lending;

c.	To amend the fundamental investment restriction regarding investments in real estate;

d.	To amend the fundamental investment restriction regarding investments in commodities; and

e.	To amend the fundamental investment restriction regarding issuing senior securities;

3.	To approve the elimination of certain fundamental investment restrictions of the Fund (includes five (5) Sub-Proposals) as follows:

a.	To eliminate the fundamental investment restriction regarding pledging, mortgaging or hypothecating assets;

b.	To eliminate the fundamental investment restriction regarding purchasing securities on margin, engaging in short sales and investing in options;

c.	To eliminate the fundamental investment restriction regarding investments in other investment companies;

d.	To eliminate the fundamental investment restriction regarding investments in oil and gas programs; and

e.	To eliminate the fundamental investment restriction regarding investments in letter stocks; and

4.	To approve the use of a “manager of managers” structure whereby the Fund’s investment manager would be able to hire and replace subadvisers without shareholder approval.

The Board of Directors of the Fund unanimously recommends a vote “FOR” the Proposals.

This communication is not for voting and presents only an overview of the more complete proxy materials available to you on the Internet at www.proxyonline.com/docs/FTproxy.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

Please go to www.proxyonline.com/FT and enter the control number found in the box above.  Once you have logged in, you can view/download the letter, proxy statement and proxy card, request a copy of the proxy materials via e-mail or the U.S. Post Office, and vote your shares.  You may choose, if eligible, to vote via the Internet, by touch-tone phone, or print the proxy and mail it in.

Please read the proxy materials carefully and vote your shares.  If you should have any questions about this Notice or the proxy materials or would like information about how to attend the meeting, please call 800-967-5068 Monday through Friday between the hours of 9:00 a.m. and 10:00 p.m. Eastern time and Saturday between the hours of 10:00 a.m. and 4:00 p.m. Eastern time.

Thank you in advance for your participation and for your investment.

By Order of the Board of Directors,

Craig S. Tyle
Vice President

If you would like to receive a paper or electronic copy of the proxy materials, please see the enclosed “Request for Proxy Materials” document for instructions.

SHAREHOLDER PRIVACY:  To ensure your privacy there is no personal information required to view or request proxy materials and/or vote.  The control number listed above is a unique identifier created for this proxy and this proxy only.  It is not linked to your account number nor can it be used in any other manner other than this proxy.

REQUEST FOR PROXY MATERIALS

If you would like to receive a paper or electronic copy of these documents, you must request one.  There is no charge to you for requesting a copy.  Please make your request for a copy using any of the options below.  If you wish to receive a paper copy through the mail, please make that request on or before October 23, 2017 to allow for timely delivery.   If you request to receive an electronic copy, please do so by October 27, 2017.

By Internet

Go to www.proxyonline.com/FT and enter the control number found in the box on the upper right hand corner of the enclosed Notice. Once you have logged in you may request a copy of the proxy materials to be sent to your e-mail address or to your home, your choice.
You may also elect to receive all future proxy materials from Franklin Templeton via the U.S. Post Office or e-mail.

By Phone

You can request either an electronic copy or hard copy of the proxy materials by calling toll-free (800) 967-5068 and referencing the control number listed on the enclosed Notice.  Representatives are available Monday through Friday between the hours of 9:00 a.m. to 10:00 p.m. Eastern time and Saturday between the hours of 10:00 a.m. and 4:00 p.m. Eastern time.

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By E-mail

To request a copy of the proxy materials, please send an e-mail with your control number in the subject line to the address noted below:

For a paper copy: paperproxy@proxyonline.com

For an electronic copy: emailproxy@proxyonline.com

To elect to receive all future proxy materials via the referenced delivery method, please type “Permanent Request” in the body of the e-mail.